EXHIBIT 10.2

Performance Criteria for the 2005-2007 Cycle

under the Company’s Long-Term Incentive Plan

        For the 2005-2007 cycle, the performance criteria under the Company’s Long-Term Incentive Plan, which criteria were approved by the Compensation Committee of the Company’s Board of Directors, relate to improvements in earnings per share and return on invested capital.